Exhibit 1.1

VIVUS, INC.

$220,000,000

4.50% Senior Convertible Notes due 2020

PURCHASE AGREEMENT

May 15, 2013

DEUTSCHE BANK SECURITIES INC.

As Representative of the several Initial
Purchasers listed in Schedule 1 hereto

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, New York  10005

Ladies and Gentlemen:

VIVUS, Inc., a Delaware corporation (the “Company”), hereby confirms its agreement with the Initial Purchasers listed in Schedule 1 hereto (the “Initial Purchasers”), for whom you are acting as representative, as set forth below.

Section 1.              The Securities.  Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Initial Purchasers $220,000,000 aggregate principal amount of its 4.50% Senior Convertible Notes due 2020 (the “Firm Notes”).  In addition, the Company has granted to the Initial Purchasers an option to purchase up to an additional $30,000,000 in aggregate principal amount of its 4.50% Senior Convertible Notes due 2020 (the “Optional Notes” and, together with the Firm Notes, the “Notes”).  The Notes are to be issued under an indenture (the “Indenture”) to be dated as of May 21, 2013 by and between the Company and Deutsche Bank National Trust Company, as Trustee (the “Trustee”).

The Notes will be convertible on the terms, and subject to the conditions, set forth in the Indenture.  As used herein, “Conversion Shares” means the shares, if any, of common stock, par value $0.001 per share, of the Company (the “Common Stock”) to be received by the holders of the Notes upon conversion of the Notes pursuant to the terms of the Notes.  The Common Stock, including the Conversion Shares, will have attached thereto rights (the “Rights”) to purchase one one-thousandth (0.001) of a share of Series A Participating Preferred Stock of the Company.  The Rights are to be issued pursuant to a Preferred Stock Rights Agreement (the “Rights Agreement”) dated as of March 27, 2007 between the Company and Computershare Investor Services, LLC.

The Notes and the Common Stock issuable upon conversion thereof, if any, will be offered and sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on exemptions therefrom.

In connection with the sale of the Notes, the Company has prepared a preliminary offering memorandum dated May 13, 2013 (the “Preliminary Memorandum”) setting forth, including or incorporating by reference a description of the terms of the Notes, a description of the Common Stock issuable upon conversion of the Notes, the terms of the offering of the Notes, a description of the Company and any material developments relating to the Company occurring after the date of the most recent historical financial statements included or incorporated by reference therein.  As used herein, “Pricing Disclosure Package” shall mean the Preliminary Memorandum, as supplemented or amended by the written communications listed on Annex A hereto in the most recent form that has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of offers to purchase Notes prior to the time when sales of the Notes were first made (the “Time of Execution”).  Promptly after the Time of Execution and in any event no later than the second Business Day following the Time of Execution, the Company will prepare and deliver to each Initial Purchaser a final offering memorandum (the “Final Memorandum”), which will consist of the Preliminary Memorandum with such changes therein as are required to reflect the information contained in the amendments or supplements listed on Annex A hereto.  The Company hereby confirms that it has authorized the use of the Pricing Disclosure Package, the Final Memorandum and the Recorded Road Show (defined below) in connection with the offer and sale of the Notes and the Common Stock issuable upon conversion thereof by the Initial Purchasers.

Section 2.              Representations and Warranties.  As of the Time of Execution and at the Closing Date (as defined in Section 3 below) and on any Subsequent Closing Date (as defined in Section 3 below), the Company represents and warrants to and agrees with each of the Initial Purchasers as follows (references in this Section 2 to the “Offering Memorandum” are to (i) the Pricing Disclosure Package in the case of representations and warranties made as of the Time of Execution and (ii) both the Pricing Disclosure Package and the Final Memorandum in the case of representations and warranties made at the Closing Date or any Subsequent Closing Date):

(a)           Preliminary Memorandum.  The Preliminary Memorandum, on the date thereof, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through Deutsche Bank Securities Inc. expressly for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 12 hereof.

(b)           Pricing Disclosure Package; Final Memorandum.  At the Time of Execution, the Pricing Disclosure Package does not, and on the Closing Date and on any Subsequent

Closing Date, will not, and the Final Memorandum as of its date and on the Closing Date and on any Subsequent Closing Date will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through Deutsche Bank Securities Inc. expressly for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 12 hereof.

(c)           Issuer Written Communication.  The Company (including its agents and representatives, other than the Initial Purchasers in their capacity as such) has not prepared, used, distributed, authorized, approved or referred to and will not prepare, use, distribute, authorize, approve or refer to any “written communication” (as defined in Rule 405 of the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Notes (each such communication by the Company or its agents and representatives (other than the Pricing Disclosure Package and Final Memorandum) an “Issuer Written Communication”) other than the Pricing Disclosure Package, the Final Memorandum and the recorded electronic road show made available to investors (the “Recorded Road Show”).  Any information in an Issuer Written Communication that is not otherwise included in the Pricing Disclosure Package and the Final Memorandum does not conflict with the Pricing Disclosure Package or the Final Memorandum and, each Issuer Written Communication, when taken together with the Pricing Disclosure Package, does not at the Time of Execution and when taken together with the Final Memorandum at the Closing Date and on any Subsequent Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through Deutsche Bank Securities Inc. expressly for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 12 hereof.

(d)           Incorporated Documents.  The Company’s reports filed under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) incorporated by reference in the Offering Memorandum, when they were filed with the Securities and Exchange Commission (the “Commission”) conformed in all material respects to the requirements of the Exchange Act, and none of such reports contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further reports so filed and incorporated by reference in the Offering Memorandum, when such reports are filed with the Commission, will conform in all material respects to the requirements of the Exchange

Act and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)           Financial Statements.  The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries included or incorporated by reference in the Offering Memorandum comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements (including the related notes thereto) have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby, and any supporting schedules incorporated by reference in the Offering Memorandum present fairly the information required to be stated therein; and the other financial information included or incorporated by reference in the Offering Memorandum has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly the information shown thereby.

(f)            No Material Adverse Change.  Since the date of the most recent financial statements of the Company included or incorporated by reference in the Offering Memorandum, (i) there has not been any change in the capital stock (other than the issuance of shares of Common Stock upon exercise of stock options and warrants described as outstanding in, and the grant of options and awards under existing equity incentive plans described in, the Offering Memorandum), short-term debt or long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any loss or interference with its business that is material to the Company and its subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the Offering Memorandum.

(g)           Organization and Good Standing.  The Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement (a “Material Adverse Effect”).  The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (as amended by Form 10-K/A, as filed on April 30, 2013).  Neither VIVUS UK Limited nor VIVUS BV Limited has more than a de minimis amount of assets, liabilities or capital.

(h)           Capitalization.  The Company has an authorized capitalization as set forth under the heading “Capitalization” in the Offering Memorandum as of the dates set forth therein; the Common Stock (including the Conversion Shares) conforms in all material respects to the description thereof contained in the Offering Memorandum; all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the Offering Memorandum, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock of the Company conforms in all material respects to the description thereof contained in the Offering Memorandum; and all the outstanding shares of capital stock or other equity interests of each subsidiary owned, directly or indirectly, by the Company have been duly and validly authorized and issued, are fully paid and non-assessable (except, in the case of any foreign subsidiary, for directors’ qualifying shares) and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

(i)            Stock Options.  With respect to the stock options (the “Stock Options”) granted pursuant to the stock-based compensation plans of the Company and its subsidiaries (the “Company Stock Plans”), (i) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended, (the “Code”) so qualifies, (ii) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the Company Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the Nasdaq Global Market (the “Nasdaq Market”) and any other exchange on which Company securities are traded and (iv) each such grant was, or will be, properly accounted for in accor dance with U.S. generally accepted accounting principles in the financial statements (including the related notes) of the Company and to the extent disclosure of any grants are required by applicable laws, disclosed in the Company’s filings with the Commission in accordance with the Exchange Act and all other applicable laws. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company of granting, Stock Options prior to, or otherwise coordinating the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its subsidiaries or their results of operations or prospects.

(j)            Due Authorization.  The Company has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby has been duly and validly taken.

(k)           Purchase Agreement.  This Agreement has been duly authorized, executed and delivered by the Company.  This Agreement conforms in all material respects to the description thereof contained in the Offering Memorandum.

(l)            The Notes.  The Company has all requisite corporate power and authority to execute, deliver and perform each of its obligations under the Notes.  The Notes, when issued, will be in the form contemplated by the Indenture.  The Notes have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and when delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in  accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(m)          The Conversion.  The Notes to be delivered on the Closing Date or on any Subsequent Closing Date are convertible into cash and/or Conversion Shares in accordance with the Indenture.  The Conversion Shares to be issued by the Company upon conversion of the Notes, if any, have been duly authorized and, when issued and delivered in accordance with the Indenture and the Notes, will be duly and validly issued, will be fully paid and nonassessable and will conform to the description thereof in the Offering Memorandum.  The issuance of the Conversion Shares is not subject to any preemptive or similar rights.  The Rights Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.  The Rights have been duly authorized by the Company and, when issued upon issuance of the Conversion Shares, will be validly issued, and the Series A Participating Preferred Stock has been duly authorized by the Company and validly reserved for issuance upon the exercise in accordance with the terms of the Rights Agreement and will be validly issued, fully paid and non-assessable.

(n)           The Indenture.  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture.  The Indenture has been duly and validly authorized by the Company and, when executed and delivered by the Company (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(o)           No Violation or Default.  Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(p)           Termination or Nonrenewal of Contracts.  Except as would not, individually or the aggregate, have a Material Adverse Effect, neither the Company nor its subsidiaries have sent or received any communication regarding termination of, or intent not to renew, any of the contracts or agreements to which the Company or its subsidiary are a party referred to or described in the Offering Memorandum or as incorporated by reference in the Offering Memorandum, and, to the Company’s knowledge, no such termination or nonrenewal has been threatened by any other party to any such contract or agreement.

(q)           No Conflicts.  The execution, delivery and performance by the Company of this Agreement and the Indenture and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Notes to the Initial Purchasers and the payment of cash upon conversion and/or the issuance of Conversion Shares) will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

(r)            No Consents Required.  No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority, or approval of stockholders of the Company, or third party is required for the execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Notes to the Initial Purchasers, the payment of cash upon conversion and/or issuance of Conversion Shares, and the consummation of the transactions contemplated by this Agreement and the Indenture, including the payment of cash upon conversion and/or the issuance of Conversion Shares, except such as have been obtained and such as may be required under state securities or “Blue Sky” laws in connection with the purchase and resale of the Notes by the Initial Purchasers.

(s)            Legal Proceedings.  Except as described in the Offering Memorandum, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect; no such investigations, actions, suits or proceedings are threatened or, to the knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others; and (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Securities Act to be described in the Offering Memorandum that are not so described in the Offering Memorandum and (ii) there are no statutes, regulations or contracts or other documents that are required under the Securities Act to be described in the Offering Memorandum that are not so described in the Offering Memorandum.

(t)            Independent Accountants.  OUM & Co. LLP, who have audited certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(u)           Title to Real and Personal Property.  The Company and its subsidiaries have valid and marketable rights to lease or otherwise use, all items of real and personal property and assets that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(v)           Intellectual Property.

(i)            The Company and its subsidiaries own, or have obtained valid and enforceable licenses for, or other rights to use, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, inventions, trade secrets, know-how and other intellectual property (collectively, “Intellectual Property”) described in the Offering Memorandum as either being owned or licensed by them or necessary for the conduct of their respective businesses as currently conducted (including the commercialization of products in development), except where the failure to own, license or have such rights would not, individually or in the aggregate, have a Material Adverse Effect; to the knowledge of the Company, there is no infringement, misappropriation or violation by third parties of any such Intellectual Property that would have a Material Adverse Effect; and there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the rights of the Company or its subsidiaries in or to any such Intellectual Property.

(ii)           The Intellectual Property owned by or licensed to the Company and its subsidiaries has not been adjudged invalid or unenforceable, in whole or in part; there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property.

(iii)          There is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others that the Company or its subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others; neither the Company nor any of its subsidiaries have received any notice of such claim; and the Company is not aware of any facts which it believes would form a reasonable basis for a successful claim of such infringement, misappropriation or violation that would have a Material Adverse Effect.

(iv)          None of the Company’s employees is in material violation of any term of any employment, patent disclosure, invention assignment, non-competition, non-solicitation or non-disclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company or any of its subsidiaries, or actions undertaken by the employee while employed with the Company or any of its subsidiaries; and to the extent such rights are held or were invented by current or past employees of or consultants to the Company, the Company is assignee of or is the recipient of an obligation to assign each of the Company’s rights in its patents and patent applications.

(w)          No Undisclosed Relationships.  No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required by the Securities Act to be described in the Offering Memorandum and that is not so described in Offering Memorandum.

(x)           Investment Company Act.  The Company is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Offering Memorandum, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

(y)           Taxes.  The Company and its subsidiaries have filed all tax returns required to be filed through the date hereof, such returns were accurate in all material respects, and the Company and its subsidiaries have paid all federal, state, local and foreign taxes shown as due thereon; and except as otherwise disclosed in the Offering Memorandum, there is no tax deficiency that has been, or to the Company’s knowledge could reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets, which deficiency, individually or in the aggregate, exceeded or exceeds $100,000.

(z)           Licenses and Permits.  The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Offering Memorandum, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in the Offering Memorandum, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any knowledge that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(aa)         No Labor Disputes.  No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, as described in the Offering Memorandum and except as would not have a Material Adverse Effect.

(bb)         Compliance with Applicable Laws; Authorizations.  Except as described in the Offering Memorandum, the Company and its subsidiaries (i) are and at all times have been in compliance with all statutes, rules and regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by the Company (“Applicable Laws”), except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect; (ii) have not received any U.S. Food and Drug Administration (“FDA”) Form 483, written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from any court or arbitrator or governmental or regulatory authority or third party alleging or asserting non-compliance with any Applicable Laws or any licenses, exemptions, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”), except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect; (iii) possess all material Authorizations and such Authorizations are valid and in full force and effect and are not in violation of any term of any such Authorizations, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect; (iv) have not received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority or third party alleging that any product operation or activity is in violation of any Applicable Laws or Authorizations nor, to the Company’s knowledge, is any such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action threatened; (v) have not received written notice that any court or arbitrator or governmental or regulatory authority has taken, is taking or intends to take action to materially limit, suspend, materially modify or revoke any Authorizations nor, to the Company’s knowledge, is any such  limitation, suspension, modification or revocation threatened; and (vi) have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct on the date filed in all material respects (or were corrected or supplemented by a subsequent submission).

(cc)         Clinical Trials.  The clinical and pre-clinical trials conducted by or on behalf of or sponsored by the Company or its subsidiaries, or in which the Company or its subsidiaries have participated, that are described in the Offering Memorandum or the results of which are referred to in the Offering Memorandum and which were submitted to Regulatory Authorities as a basis for product approval, were conducted in all material respects in accordance with standard medical and scientific research procedures and all applicable statutes, rules and regulations of the FDA and comparable drug regulatory agencies outside of the United States to which it is subject (collectively, the “Regulatory Authorities”), including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58, and 312, and current Good Clinical Practices and Good Laboratory Practices; the descriptions in the Offering Memorandum of the results of such studies and tests are accurate and complete in all material respects and fairly present the data derived from such trials; the Company has no knowledge of any other trials the results of which are inconsistent with or otherwise call into question the results described or referred to in the Offering Memorandum; the Company and its subsidiaries have operated and are currently in compliance in all material respects with all applicable statutes, rules and regulations of the Regulatory Authorities; neither the Company nor any of its subsidiaries have received any written notices, correspondence or other communication from the Regulatory Authorities or any other governmental agency which could lead to the termination or suspension of any clinical or pre-clinical trials that are described in the Offering Memorandum or the results of which are referred to in the Offering Memorandum, and, to the Company’s knowledge, there are no reasonable grounds for same.

(dd)         Compliance with and Liability under Environmental Laws.  (i) The Company and its subsidiaries (A) are, and at all prior times were, in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions, judgments, decrees, orders and the common law relating to pollution or the protection of the environment, natural resources or human health or safety, including those relating to the generation, storage, treatment, use, handling, transportation, Release or threat of Release of Hazardous Materials (collectively, “Environmental Laws”), (B) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, (C) have not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any Release or threat of Release of Hazardous Materials, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, (D) are not conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Environmental Law at any location, and (E) are not a party to any order, decree or agreement that imposes any obligation or liability under any Environmental Law, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries, except in the case of each of (i) and (ii) above, for any such matter, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) except as described in Offering Memorandum, (A) there are no proceedings that are pending, or to the Company’s knowledge contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, (B) the Company and its subsidiaries are not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws, including the Release or threat of Release of Hazardous Materials, that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and its subsidiaries,  and (C) none of the Company and its subsidiaries currently anticipates material capital expenditures relating to any Environmental Laws.

(ee)         Hazardous Materials.  Except as disclosed in the Offering Memorandum, there has been no storage, generation, transportation, use, handling, treatment, Release or threat of Release of Hazardous Materials by, relating to or caused by the Company or any of its subsidiaries (or, to the knowledge of the Company and its subsidiaries, any other entity (including any predecessor) for whose acts or omissions the Company or any of its subsidiaries is or could reasonably be expected to be liable) at, on, under or from any property or facility now or previously owned, operated or leased by the Company or any of its subsidiaries, or at, on, under or from any other property or facility, in violation of any Environmental Laws or in a manner or amount or to a location that could reasonably be expected to result in any liability under any Environmental Law, except for any violation or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  “Hazardous Materials” means any material, chemical, substance ,waste, pollutant, contaminant, compound, mixture, or constituent thereof, in any form or amount, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas liquids, asbestos and asbestos containing materials, naturally occurring radioactive materials, brine, and drilling mud, regulated or which can give rise to liability under any Environmental Law.  “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment, or in, into from or through any building or structure.

(ff)          Compliance with ERISA.  Except as disclosed in the Offering Memorandum, (i) each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except for noncompliance that could not reasonably be expected to result in material liability to the Company or its subsidiaries;  (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption that could not reasonably be expected to result in a material liability to the Company or its subsidiaries; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, as applicable, has been satisfied (without taking into account any waiver thereof or extension of any amortization period) and is reasonably expected to be satisfied in the future (without taking into account any waiver thereof or extension of any amortization period); (iv) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur that either has resulted, or to the Company’s knowledge could reasonably be expected to result, in material liability to the Company or its subsidiaries; (vi) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA); and (vii) there is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or any foreign regulatory agency with respect to any Plan that could reasonably be expected to result in material liability to the Company or its subsidiaries.

(gg)         Disclosure Controls.  Except as disclosed in the Offering Memorandum, the Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.  The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(hh)         Accounting Controls.  Except as disclosed in the Offering Memorandum, the Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) interactive data in eXtensible Business Reporting Language incorporated by reference in the Offering Memorandum fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.  Except as disclosed in the Offering Memorandum, there are no material weaknesses in the Company’s internal controls.  The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of:  (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(ii)           eXtensible Business Reporting Language. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Offering Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(jj)           Insurance.  The Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance, to the knowledge of the Company, is in amounts and insures against such losses and risks as are adequate to protect the Company and its subsidiaries and their respective businesses; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any knowledge that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(kk)         No Unlawful Payments.  Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(ll)           Compliance with Money Laundering Laws.  The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(mm)      Compliance with OFAC.  None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury

(“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(nn)         No Restrictions on Subsidiaries.  No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

(oo)         No Broker’s Fees.  Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries or any Initial Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Notes.

(pp)         No Registration Rights.  Except as disclosed in the Offering Memorandum, no person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of a registration statement with the Commission or the offering and sale of the Notes or the Conversion Shares.

(qq)         No Stabilization.  Except as described in the Offering Memorandum, the Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Notes.  The parties hereto acknowledge that the Company is entering into a capped call transaction as described under the caption “Description of Capped Call Transaction” in the Pricing Disclosure Package and the Final Memorandum.

(rr)           Business with Cuba.  The Company has complied with all provisions of Section 517.075, Florida Statutes (Chapter 92-198, Laws of Florida, as amended) relating to doing business with the Government of Cuba or with any person or affiliate located in Cuba.

(ss)          Forward-Looking Statements.  No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Offering Memorandum has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.  The statements and financial information (including the assumptions described therein) included in the Offering Memorandum under the heading “Use of proceeds” or incorporated by reference therein from the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” to the extent such statements or financial information are forward looking estimates, statements of belief or opinion or reflect the Company’s expectations or intention (collectively, the “Projections”) (i) are within the coverage of the safe harbor for forward looking statements set forth in Section 27A of the Securities Act, Rule 175(b) under the Securities Act or Rule 3b-6 under the Exchange Act, as applicable, (ii) were made by the Company with a reasonable basis and in good faith and reflect the Company’s good faith estimate of the matters described therein, and (iii) have been prepared in accordance with Item 10 of Regulation S-K under the Securities Act; all assumptions material to the Projections are set forth or incorporated by reference in the Offering Memorandum; and the assumptions used in the preparation of the Projections are reasonable.

(tt)           Statistical and Market Data.  Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Offering Memorandum is not based on or derived from sources that are reliable and accurate in all material respects.

(uu)         Sarbanes-Oxley Act.  There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(vv)         No Ratings. There are no securities or preferred stock of or guaranteed by the Company or its subsidiary that are rated by a “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act.

(ww)       Margin Rules.  None of the Company, the subsidiaries or any agent acting on their behalf has taken or will take any action that might cause this Agreement or the sale of the Notes or the Conversion Shares to violate Regulation T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect, or as the same may hereafter be in effect, on the Closing Date.

(xx)         Conforming Descriptions.  The Notes, the Common Stock, the capped call transaction and the Indenture will conform in all material respects to the descriptions thereof in the Offering Memorandum.

(yy)         No Integration.  None of the Company, the subsidiaries or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or could be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the Notes or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Notes or the Conversion Shares or in any manner involving a public offering within the meaning of Section 4(2) of the Securities

Act.  It is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers in the manner contemplated by this Agreement and the conversion of the Notes into the Conversion Shares in accordance with the terms of the Indenture, to register any of the Notes or the Conversion Shares under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(zz)         No Securities of the Same Class.  No securities of the Company or any subsidiary are of the same class (within the meaning of Rule 144A under the Securities Act) as the Notes and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system.

Any certificate signed by any officer of the Company or any subsidiary and delivered to any Initial Purchaser or to counsel for the Initial Purchasers shall be deemed a joint and several representation and warranty by the Company and each of the subsidiaries to each Initial Purchaser as to the matters covered thereby.

Section 3.              Purchase, Sale and Delivery of the Notes.

(a)           On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchasers, and the Initial Purchasers, acting severally and not jointly, agree to purchase the Firm Notes in the respective amounts set forth on Schedule 1 hereto from the Company at 97.00% of their principal amount.  One or more certificates in definitive form for the Firm Notes that the Initial Purchasers have agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Initial Purchasers request upon notice to the  Company at least 36 hours prior to the Closing Date, shall be delivered by or on behalf of the Company to the Initial Purchasers, against payment by or on behalf of the Initial Purchasers of the purchase price therefor by wire transfer (same day funds), to such account or accounts as the Company shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date.  Such delivery of and payment for the Firm Notes and Optional Notes (if the option provided for in Section 3(b) hereof shall have been exercised on or before the first business day immediately preceding the Closing Date) shall be made at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York at 10:00 A.M., New York time, on May 21, 2013, or at such other place, time or date as the Initial Purchasers, on the one hand, and the Company, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.”  The Company will make such certificate or certificates for the Firm Notes available for checking and packaging by the Initial Purchasers at the offices of Deutsche Bank Securities Inc. in New York, New York, or at such other place as Deutsche Bank Securities Inc. may designate, at least 24 hours prior to the Closing Date.

(b)           In addition, on the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Company hereby grants an option to the several Initial Purchasers to purchase, severally and not jointly, up to $30,000,000 aggregate principal amount of Optional Notes from the Company at the same price as the purchase price to be paid by the Initial Purchasers for the Firm Notes.  The option granted hereunder may be exercised at any time and from time to time upon notice by Deutsche Bank Securities Inc. to the Company, which notice may be given at any time within 30 days from the date of this Agreement.  Such notice shall set forth (i) the amount (which shall be an integral multiple of $1,000 in aggregate principal amount) of Optional Notes as to which the Initial Purchasers are exercising the option, (ii) the names and denominations in which the Optional Notes are to be registered and (iii) the time, date and place at which such Notes will be delivered (which time and date may be simultaneous with, but not earlier than, the Closing Date; and in such case the term “Closing Date” herein shall refer to the time and date of delivery of the Firm Notes and the Optional Notes).  Such time and date of delivery, if subsequent to the Closing Date, is called a “Subsequent Closing Date” and shall be determined by Deutsche Bank Securities Inc.  Such date may be the same as the Closing Date but not earlier than the Closing Date nor later than 10 business days after the date of such notice.  If any Optional Notes are to be purchased, each Initial Purchaser agrees, severally and not jointly, to purchase the principal amount of Optional Notes (subject to such adjustments to eliminate fractional amount as Deutsche Bank Securities Inc. may determine) that bears the same proportion to the total principal amount of Optional Notes to be purchased as the principal amount of Firm Notes set forth on Schedule 1 opposite the name of such Initial Purchaser bears to the total principal amount of Firm Notes.  If the option provided for in this Section 3(b) hereof is exercised after the first business day immediately preceding the Closing Date, the Company will deliver the Optional Notes (at the expense of the Company) to Deutsche Bank Securities Inc. on the date specified by Deutsche Bank Securities Inc. (which shall be within three business days after exercise of said option) for the respective accounts of the several Initial Purchasers, against payment by the several Initial Purchasers through Deutsche Bank Securities Inc. of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. If settlement for the Optional Notes occurs after the Closing Date, the Company will deliver to Deutsche Bank Securities Inc. on the settlement date for the Optional Notes, and the obligation of the Initial Purchasers to purchase the Optional Notes shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

Section 4.              Offering by the Initial Purchasers.  The Initial Purchasers propose to make an offering of the Notes at the price and upon the terms set forth in the Pricing Disclosure Package and the Final Memorandum as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchasers is advisable.  Each of the Initial Purchasers agrees with the Company (as to itself only) that (i) it has not and will not solicit offers for, or offer or sell, the Notes by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act; and (ii) it has and will solicit offers for the Notes or the Conversion Shares only from, and will offer the Notes and the Conversion Shares only to persons whom the Initial Purchasers reasonably believe to be QIBs (as such term is defined under the Act) or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchasers that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A under the Act, and, in each case, in transactions under Rule 144A.

Section 5.                                           Covenants of the Company.  The Company covenants and agrees with each of the Initial Purchasers as follows:

(a)                                 Delivery of Copies.  The Company will, without charge, provide to the Initial Purchasers and to counsel for the Initial Purchasers as many copies of the Pricing Disclosure Package, any Issuer Written Communication and the Final Memorandum or any amendment or supplement thereto as the Initial Purchasers may reasonably request.

(b)                                 Amendments or Supplements.  Until the later of (i) the completion of the distribution of the Notes by the Initial Purchasers and (ii) the Closing Date, or the Subsequent Closing Date if applicable, the Company will not amend or supplement the Pricing Disclosure Package and the Final Memorandum or otherwise distribute or refer to any written communication (as defined under Rule 405 of the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Notes (other than the Pricing Disclosure Package, the Recorded Road Show and the Final Memorandum) or file any report with the Commission under the Exchange Act unless the Initial Purchasers shall previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment, supplement or report and as to which the Initial Purchasers shall have given their consent.  The Company will promptly, upon the reasonable request of the Initial Purchasers or counsel for the Initial Purchasers, make any amendments or supplements to the Pricing Disclosure Package and the Final Memorandum that may be necessary or advisable in connection with the resale of the Notes by the Initial Purchasers.

(c)                                  Ongoing Compliance.  (1) If, at any time prior to the completion of the sale by the Initial Purchasers of the Notes, any event shall occur or condition shall exist as a result of which the Pricing Disclosure Package and the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or it is necessary to amend or supplement the Pricing Disclosure Package and the Final Memorandum to comply with law, the Company will promptly notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to the Pricing Disclosure Package and the Final Memorandum as may be necessary so that the statements in the Pricing Disclosure Package and the Final Memorandum as so amended or supplemented will not, in the light of the circumstances existing when the Pricing Disclosure Package and the Final Memorandum are delivered to a purchaser, be misleading or so that the Pricing Disclosure Package and the Final Memorandum will comply with law  (2) if at any time prior to the Closing Date or any Subsequent Closing Date (i) any event shall occur or condition shall exist as a result of which the Pricing Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Pricing Disclosure Package is delivered to a purchaser, not misleading or any Issuer Written Communication would conflict with the Pricing Disclosure Package as then amended or supplemented, or (ii) it is necessary to amend or supplement the Pricing

Disclosure Package so that the Pricing Disclosure Package or any Issuer Written Communication will comply with law, the Company will promptly notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to the Pricing Disclosure Package or any Issuer Written Communication (it being understood that any such amendments or supplements may take the form of an amended or supplemented Final Memorandum) as may be necessary so that the statements in the Pricing Disclosure Package as so amended or supplemented will not, in the light of the circumstances existing when the Pricing Disclosure Package is delivered to a purchaser, be misleading or so that any Issuer Written Communication will not conflict with the Pricing Disclosure Package or so that the Pricing Disclosure Package or any Issuer Written Communication as so amended or supplemented will comply with law.

(d)                                 Blue Sky Compliance.  The Company will qualify the Notes for offer and sale under the applicable securities or Blue Sky laws of such jurisdictions as the Initial Purchasers shall reasonably request and will continue such qualifications in effect so long as may be necessary to complete the resale of the Notes; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(e)                                  Financial Statements.  Prior to the Closing Date, the Company will furnish to the Initial Purchasers, as soon as they have been prepared, a copy of any unaudited interim financial statements of the Company for any period subsequent to the period covered  by the most recent financial statements appearing in the Pricing Disclosure Package and the Final Memorandum.

(f)                                   Clear Market.  For a period of 45 days after the date of the Final Memorandum, the Company will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any securities of the Company (or guaranteed by the Company) that are substantially similar to the Notes, any Notes or any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Notes or Common Stock, or publicly disclose the intention to make any offer, sale pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Notes or Common Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Notes, Common Stock or such other securities, in cash or otherwise, without the prior written consent of Deutsche Bank Securities Inc., other than (A) the Notes to be sold hereunder or the issuance of the Conversion Shares, (B) any grants of stock options pursuant to Company Stock Plans and shares of Common Stock issued upon the exercise of options granted under Company Stock Plans or Employee Stock Purchase Plans, (C) the capped call transaction described under “Description of Capped Call Transaction” in the Pricing Disclosure Package and the Final Memorandum, (D) any shares of Common Stock issued and sold by the Company to a third party as part of a research, development and/or commercialization collaboration between the Company and such third party relating to one or more of the Company’s product candidates, products or technologies; provided, that, in the case of (D), (I) the amount of shares received by such third party is less that 5% of the outstanding shares of Common Stock and (II) such third party agrees to be bound by the terms of a “lock-up” agreement, substantially in the form of Annex B hereto, with respect to such shares of Common Stock.

(g)                                  Use of Proceeds.  The Company will apply the net proceeds from the sale of the Notes as set forth under “Use of Proceeds” in the Pricing Disclosure Package and the Final Memorandum.

(h)                                 No Stabilization or Adjustment to Conversion Price.  Except as disclosed in the Offering Memorandum, the Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Common Stock.  Between the date hereof and the Closing Date, or any Subsequent Closing Date if applicable, the Company will not do or authorize any act or thing that would result in an adjustment of the conversion price.

(i)                                     Exchange Listing.  The Company will use its reasonable best efforts to obtain clearance from the Nasdaq Market of the Company’s Notice of Listing of Additional Shares in connection with the Conversion Shares.

(j)                                    Reports.  So long as the Notes are outstanding, the Company will make available to the Initial Purchasers on its website, as soon as they are available, copies of all reports or other communications (financial or other) furnished by the Company to the Trustee or to the holders of the Notes and copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange or automatic quotation system; provided the Company will be deemed to have furnished such reports and financial statements to the Initial Purchasers to the extent they are filed on the Commission’s Electronic Data Gathering, Analysis, and Retrieval system.

(k)                                 OFAC.  The Company will not, directly or indirectly, use the proceeds of the offering of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(l)                                     Margin Rules.  The application of the proceeds received by the Company from the issuance, sale and delivery of the Notes as described in the Offering Memoran dum will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(m)                             No Integration.  None of the Company or any of its Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Securities Act) that could be integrated with the sale of the Notes in a manner which would require the registration under the Securities Act of the Notes or the Conversion Shares.

(n)                                 No Solicitation.  The Company will not, and will not permit any of the subsidiaries or their respective Affiliates or persons acting on their behalf to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(o)                                 Restricted Securities.  For so long as any of the Notes or the Common Stock issuable upon the conversion thereof are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will make available at its expense, upon request, to any holder of such Notes and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(p)                                 Registrar; Transfer Agent.  The Company shall engage and maintain, at its expense, a registrar and transfer agent for the Common Stock.

(q)                                 Conversion Shares.  The Company will reserve and keep available at all times, free of preemptive rights, a number of shares of Common Stock equal to the aggregate conversion rate for all $1,000 principal amount of Notes outstanding, plus the maximum amount of make-whole shares to be added to the conversion rate upon a make-whole adjustment event.

(r)                                    Enforcement of Agreements.  The Company will enforce all agreements between the Company and any of its security holders to be entered into pursuant to this Agreement that prohibit the sale, transfer, assignment, pledge or hypothecation of any of the Company’s securities.  In addition, the Company will direct the transfer agent to place stop transfer restrictions upon any such securities of the Company that are bound by such “lock-up” agreements for the duration of the periods contemplated in such agreements.

(s)                                   Acquisition of Notes.  The Company will not, and will not permit any of its Affiliates to, resell any Notes or Conversion Shares that have been acquired by it or acquired by any of them.

Section 6.                                           Conditions of the Initial Purchasers’ Obligations.  The obligation of the Initial Purchasers to purchase and pay for the Firm Notes and the Optional Notes, as the case may be, shall, in their sole discretion, be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date (references to the Closing Date in this Section 6 shall apply to the Subsequent Closing Date, if applicable):

(a)                                 Not Enjoined.  The sale of the Notes or the Conversion Shares hereunder shall not be enjoined (temporarily or permanently) on the Closing Date.

(b)                                 Representations and Warranties.  The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

(c)                                  No Material Adverse Change.  No event or condition of a type described in Section 2(f) hereof shall have occurred or shall exist, which event or condition is not described in the Pricing Disclosure Package (excluding any amendment or supplement thereto) and the Final Memorandum (excluding any amendment or supplement thereto) and the effect of which in the judgment of the Initial Purchasers makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the Closing Date, on the terms and in the manner contemplated by this Agreement, the Pricing Disclosure Package and the Final Memorandum.

(d)                                 Officer’s Certificate.  The Initial Purchasers shall have received on and as of the Closing Date a certificate of the chief financial officer or chief accounting officer of the Company and one additional senior executive officer of the Company who is satisfactory to the Initial Purchasers (i) confirming that such officers have carefully reviewed the Pricing Disclosure Package and the Final Memorandum and, to the knowledge of such officers, the representations set forth in Section 2(b) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, and (iii) to the effect set forth in paragraphs (a), (b) and (c) above.

(e)                                  Comfort Letters.  On the date of this Agreement and on the Closing Date,  OUM & Co. LLP shall have furnished to the Initial Purchasers, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Initial Purchasers, containing statements and information of the type customarily included in accountants’ “comfort letters” to Initial Purchasers with respect to the financial statements and certain financial information contained or incorporated by reference in the Preliminary Memorandum, the Pricing Disclosure Package and the Final Memorandum; provided, that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to such Closing Date.

(f)                                   Opinion and 10b-5 Statement of Counsel for the Company.  Hogan Lovells US LLP, counsel for the Company, shall have furnished to the Initial Purchasers, at the request of the Company, their written opinion and 10b-5 statement, dated the Closing Date and addressed to the Initial Purchasers, in the form set forth in Annex C hereto.

(g)                                              Opinions of IP Counsel.  Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., intellectual property counsel for the Company, shall have furnished to the Initial Purchasers, at the request of the Company, their written opinion, dated the Closing Date and addressed to the Initial Purchasers, in the form set forth in Annex D-1 hereto.  Hogan Lovells US LLP, counsel for the Company, shall have furnished to the Initial Purchasers, at the request of the Company, their written opinion, dated the Closing Date and addressed to the Initial Purchasers, in the form set forth in Annex D-2 hereto.

(h)                                 Opinion and 10b-5 Statement of Counsel for the Initial Purchasers.  The Initial Purchasers shall have received on and as of the Closing Date opinions of Cahill Gordon & Reindel LLP and Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, and a 10b-5 statement of Cahill Gordon & Reindel LLP, counsel for the Initial Purchasers, with respect to such matters as the Initial Purchasers may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(i)                                     No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the offer and sale of the Notes or issuance of the Conversion Shares; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the offer and sale of the Notes or issuance of the Conversion Shares.

(j)                                    Good Standing.  The Initial Purchasers shall have received on and as of the Closing Date, satisfactory evidence of the good standing of the Company in its jurisdiction of organization, in writing or any standard form of telecommunication from the appropriate governmental authority of such jurisdiction.

(k)                                 Additional Documents.  On or prior to the Closing Date, the Company shall have furnished to the Initial Purchasers such further certificates and documents as the Initial Purchasers may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

Section 7.                                           Indemnification and Contribution.

(a)                                 Indemnification of the Initial Purchasers.  The Company agrees to indemnify and hold harmless each Initial Purchaser, its affiliates, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Pricing Disclosure Package, any Issuer Written Communication, any road show as defined in Rule 433(h) under the Securities Act (a “road show”), the Final Memorandum or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through Deutsche Bank Securities Inc. expressly for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 12 hereto.

(b)                                 Indemnification of the Company.  Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through Deutsche Bank Securities Inc. expressly for use in the Pricing Disclosure Package or Final Memorandum or any amendment or supplement thereto, any Issuer Written Communication or, any road show, it being understood and agreed upon that the only such information furnished by any Initial Purchaser consists of the information described in Section 12 hereof.

(c)                                  Notice and Procedures.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above.  If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them.  It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred.  Any such separate firm for any Initial Purchaser, its affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by Deutsche Bank Securities Inc. and any such separate firm for the Company, its directors, its officers and any control persons of the Company shall be designated in writing by the Company.  The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.  No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)                                 Contribution.  If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other, shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Notes and the total discounts and commissions received by the Initial Purchasers in connection therewith, bear to the aggregate offering price of the Notes.  The relative fault of the Company, on the one hand, and the Initial Purchasers, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)                                  Limitation on Liability.  The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to paragraph (d) above were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above.  The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim.  Notwithstanding the provisions of paragraphs (d) and (e), in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser with respect to the offering of the Notes exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Initial Purchasers’ obligations to contribute pursuant to paragraphs (d) and (e) are several in proportion to their respective purchase obligations hereunder and not joint.

(f)                                   Non-Exclusive Remedies.  The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

Section 8.                                           Effectiveness of Agreement.  This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

Section 9.                                           Termination.  This Agreement may be terminated in the absolute discretion of the Initial Purchasers, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date or, in the case of the Optional Notes, prior to the Subsequent Closing Date (i) trading generally shall have been suspended or materially limited on or by any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market, the Chicago Board Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Initial Purchasers, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the Closing Date or the Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Pricing Disclosure Package and the Final Memorandum.

Section 10.                                    Defaulting Initial Purchaser.

(a)                                 If, on the Closing Date or the Subsequent Closing Date, as the case may be, any Initial Purchaser defaults on its obligation to purchase the Notes that it has agreed to purchase hereunder on such date, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Notes by other persons satisfactory to the Company on the terms contained in this Agreement.  If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Notes, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Notes on such terms.  If other persons become obligated or agree to purchase the Notes of a defaulting Initial Purchaser, either the non-defaulting Initial Purchasers or the Company may postpone the Closing Date or the Subsequent Closing Date, as the case may be, for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Registration Statement and the Prospectus or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Registration Statement and the Prospectus that effects any such changes.  As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 10, purchases Notes that a defaulting Initial Purchaser agreed but failed to purchase.

(b)                                 If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate amount of Notes that remain unpurchased on the Closing Date or the Subsequent Closing Date, as the case may be, does not exceed one-eleventh of the aggregate amount of Notes to be purchased on such date, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the amount of Notes that such Initial Purchaser agreed to purchase hereunder on such date plus such Initial Purchaser’s pro rata share (based on the amount of Notes that such Initial Purchaser agreed to purchase on such date) of the Notes of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.

(c)                                  If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate amount of Notes that remain unpurchased on the Closing Date or the Subsequent Closing Date, as the case may be, exceeds one-eleventh of the aggregate amount of Notes to be purchased on such date, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement or, with respect to any Subsequent Closing Date, the obligation of the Initial Purchasers to purchase Notes on the Subsequent Closing Date shall terminate without liability on the part of the non-defaulting Initial Purchasers.  Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 11 hereof.

(d)                                 Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company or any non-defaulting Initial Purchaser for damages caused by its default.

Section 11.                                    Expenses.  (a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery to the Initial Purchasers of the Notes and any taxes payable in that connection; (ii) the costs incident to the preparation and printing of the Preliminary Memorandum, any Issuer Written Communication, the Pricing Disclosure Package and the Final Memorandum (including all exhibits, amendments and supplements thereto) and the distribution thereof (but not including the fees and expenses of counsel for the Initial Purchasers relating thereto, except in the circumstances set forth in Section 11(b)); (iii) the fees and expenses of the Company’s counsel and independent accountants; (iv) the fees and expenses incurred in connection with the registration or qualification of the Notes and Conversion Shares under the state or foreign securities or blue sky laws of such jurisdictions as the Initial Purchasers may designate and the preparation, printing and distribution of a Blue Sky Memorandum (but not including the related fees and expenses of counsel for the Initial Purchasers, except in the circumstances set forth in Section 11(b)); (v) the costs incident to the preparation (including printing), authentication, issuance and delivery to the Initial Purchasers of the Notes; (vi) fees and expenses of the Trustee including fees and expenses of the Trustee’s counsel; (vii) all expenses incurred by the Company in connection with any “road show” presentation to potential investors; (viii) any fees charged by investment rating agencies for the rating of the Notes; and (ix) all expenses and application fees related to the listing of the Conversion Shares on the Nasdaq Market.

(b)                           If (x) this Agreement is terminated pursuant to Section 9(i) or 9(ii), (y) the Company for any reason fails to tender the Notes for delivery to the Initial Purchasers or (z) the Initial Purchasers decline to purchase the Notes for the failure of any condition to closing set forth herein, the Company agrees to reimburse the Initial Purchasers for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Initial Purchasers in connection with this Agreement and the offering contemplated hereby.

Section 12.                                    Information Supplied by the Initial Purchasers.  The statements set forth in the the third paragraph under the heading “Plan of Distribution”, the first paragraph under “Plan of Distribution — Notes Are Not Being Registered” and the first paragraph under “Plan of Distribution — Price Stabilization and Short Positions” in the Preliminary Memorandum and the Final Memorandum (to the extent such statements relate to the Initial Purchasers) constitute the only information furnished by the Initial Purchasers to the Company for the purposes of Sections 2(a), 2(b), 2(c) and 7 hereof.

Section 13.                                    Persons Entitled to Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to in Section 7 hereof.  Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

No purchaser of Notes from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

Section 14.                                    Survival.  The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Initial Purchasers contained in this Agreement or made by or on behalf of the Company or the Initial Purchasers pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Initial Purchasers.

Section 15.                                    Certain Defined Terms.  For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; and (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City.

Section 16.                                    Authority of Deutsche Bank Securities Inc.  Any action by the Initial Purchasers hereunder may be taken by Deutsche Bank Securities Inc. on behalf of the Initial Purchasers, and any such action taken by Deutsche Bank Securities Inc. shall be binding upon the Initial Purchasers.

Section 17.                                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication.  Notices to the Initial Purchasers, shall be mailed or delivered to (i) Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, NY 10005, Attention:  ECM Syndicate Desk (fax:212-797-9344) with a copy to the General Counsel (fax:212-797-4564); to the Company shall be mailed or delivered to it at 1172 Castro Street, Mountain View, CA 94040 (fax: (650) 934-5389); Attention: Chief Financial Officer with a copy to the General Counsel and with a copy to: Hogan Lovells US LLP, 525 University Avenue, 3rd Floor, Palo Alto, California 94301 (fax: (650) 463-4199), Attention: Jon Layman.

Section 18.                                    Governing Law.  This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state.

Section 19.                                    Counterparts.  This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

Section 20.                                    Amendments or Waivers.  No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

Section 21.                                    Headings.  The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

VIVUS, INC.

By:	/s/ Leland F. Wilson
Name: Leland F. Wilson
Title: Chief Executive Officer

Accepted:  May 15, 2013.

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Jennifer Fox
Name: Jennifer Fox
Title: Managing Director

By:	/s/ Jeffrey B. Rosichan
Name: Jeffrey B. Rosichan
Title: Managing Director

SCHEDULE 1

Initial Purchaser	Principal Amount of Notes
Deutsche Bank Securities Inc.	$176,000,002
Citigroup Global Markets Inc.	$7,333,333
JMP Securities LLC	$7,333,333
Leerink Swann LLC	$7,333,333
Needham & Company, LLC	$7,333,333
Roth Capital Partners, LLC	$7,333,333
Trout Capital LLC	$7,333,333

Total	$220,000,000

Annex A

Pricing Disclosure Package

1.              Pricing Term Sheet dated May 15, 2013 (attached).

PRICING TERM SHEET

Dated May 15, 2013

VIVUS, Inc.
4.50% Convertible Senior Notes due 2020

The information in this pricing term sheet supplements VIVUS, Inc.’s preliminary offering memorandum, dated May 13, 2013 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum.  In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars.

Issuer:	VIVUS, Inc. (NASDAQ: VVUS) (the “Issuer”)

Title of securities:	4.50% Convertible Senior Notes due 2020 (the “notes”)

Aggregate principal amount offered:	$220,000,000 aggregate principal amount of notes (plus up to an additional $30,000,000 aggregate principal amount if the initial purchasers exercise their option to purchase additional notes)

Maturity date:	May 1, 2020, unless earlier purchased or converted

Interest rate:	4.50% per year

Interest payment dates:	Interest will accrue from May 21, 2013 and will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2013.

Issue price:	100%

Initial conversion price:	Approximately $14.86 per share of the Issuer’s common stock

Initial conversion rate:	67.3038 shares of the Issuer’s common stock per $1,000 principal amount of notes, subject to adjustment

Use of proceeds:

The Issuer estimates that the net proceeds from this offering, after deducting estimated expenses payable by the Issuer and the initial purchasers’ discount, will be approximately $213 million (or $242 million if the initial purchasers exercise their option to purchase additional notes in full). The Issuer intends to use approximately $30 million of the net proceeds from this offering to pay the cost of the capped call transaction described below. The Issuer intends to use the remainder of the net proceeds from this offering for continued commercialization of the Issuer’s products and development of the Issuer’s product candidates and for general corporate purposes. If the initial purchasers exercise their option to purchase additional notes, the Issuer may use a portion of the proceeds from the sale of the additional notes to enter into an additional capped call transaction.

Capped call transaction:	In connection with the pricing of the notes, the Issuer is entering into a capped call transaction with Deutsche Bank AG, London

Branch, an affiliate of Deutsche Bank Securities Inc. The capped call transaction is expected generally to reduce potential dilution to the Issuer’s common stock and/or offset potential cash payments in excess of the principal amount of converted notes upon any conversion of notes, although Deutsche Bank AG, London Branch as calculation agent is entitled to make certain adjustments or refrain from adjustments under certain circumstances which could result in a different strike price under the capped call transaction than the corresponding conversion price under the notes. If the initial purchasers exercise their option to purchase additional notes, the Issuer may enter into an additional capped call transaction.

Bookrunner and manager:	Deutsche Bank Securities Inc.

Co-managers:	Citigroup Global Markets Inc. JMP Securities LLC Leerink Swann LLC Needham & Company, LLC Roth Capital Partners, LLC Trout Capital LLC

Trade date:	May 16, 2013

Settlement date:	May 21, 2013

CUSIP/ISIN:	Restricted CUSIP Number: 928551 AA8 Restricted ISIN Number: US928551AA86

Adjustment to conversion rate upon a make-whole adjustment event:	The following table sets forth the number of additional shares to be added to the conversion rate for each $1,000 principal amount of notes based on hypothetical stock prices and effective dates.

	Stock Price
Effective Date	$12.92	$15.00	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$35.00	$40.00	$45.00	$50.00	$60.00	$70.00
May 21, 2013	10.0955	9.9262	7.5715	5.9320	4.7382	3.8385	3.1421	2.5917	1.7886	1.2441	0.8627	0.5907	0.2524	0.0750
May 1, 2014	10.0955	9.8324	7.4129	5.7550	4.5635	3.6751	2.9936	2.4586	1.6835	1.1618	0.7986	0.5402	0.2195	0.0519
May 1, 2015	10.0955	9.7029	7.1916	5.5096	4.3242	3.4549	2.7966	2.2852	1.5525	1.0646	0.7270	0.4878	0.1923	0.0399
May 1, 2016	10.0955	9.4472	6.8239	5.1233	3.9595	3.1269	2.5091	2.0368	1.3714	0.9346	0.6345	0.4228	0.1618	0.0283
May 1, 2017	10.0955	8.9189	6.1684	4.4714	3.3635	2.6033	2.0586	1.6534	1.0980	0.7411	0.4979	0.3265	0.1149	0.0099
May 1, 2018	10.0955	7.9408	5.0525	3.4155	2.4365	1.8175	1.4039	1.1125	0.7319	0.4935	0.3303	0.2134	0.0647	0.0000
May 1, 2019	10.0955	6.1239	3.0806	1.6655	0.9984	0.6694	0.4933	0.3877	0.2627	0.1833	0.1240	0.0771	0.0087	0.0000
May 1, 2020	10.0955	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Notwithstanding anything in the indenture to the contrary, the Issuer may not increase the conversion rate to more than 77.3993 shares per $1,000 principal amount of notes pursuant to the events described under “Description of the Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event” in the Preliminary Offering Memorandum, though the Issuer will adjust such number of shares for the same events for which the Issuer must adjust the conversion rate as described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments” in the Preliminary Offering Memorandum.

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

•                  between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the next higher and next lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable;

•                  in excess of $70.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; and

•                  less than $12.92 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Changes to Information in the Preliminary Offering Memorandum

The third through seventh paragraphs following the make-whole table under “Description of the Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event” in the Preliminary Offering Memorandum are deleted, and the second paragraph under “Risk Factors—The adjustment to the conversion rate for notes converted in connection with a make-whole adjustment event may not adequately compensate you for any lost value of your notes as a result of such event” in the Preliminary Offering Memorandum is deleted.  Accordingly, there is no Nasdaq cap (or requirement to elect combination settlement) in connection with a make-whole adjustment event.

General

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the notes or the offering.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Neither the notes nor any shares of common stock issuable upon conversion of the notes have been or will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Prospective purchasers that are qualified institutional buyers are hereby notified that the sellers of the notes may be relying on an exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A under the Securities Act.